August 2, 2002

Miner Smith

215 Beacon Knoll Drive

Alpharetta, GA 30022

DearMiner:

Per our telephone conversation, this letter represents the terms of our agreement with regard to your separation.

1.                                      Payments and Other Consideration: If you sign and do not revoke this Agreement, ARC will agree to the following:

•                  ARC will pay you twenty-five thousand dollars ($25,000) in a lump sum, from which all applicable payroll taxes and withholdings will be made, within 10 days of the receipt of this signed agreement.

•                  ARC will pay you an additional two hundred thousand dollars ($200,000), in the form of salary continuation, in twenty six (26) bi-weekly installments of seven thousand, six hundred ninety two dollars and thirty cents ($7,692.30) over a period of 12 months.  During that time period, you will remain an employee of record, eligible to participate in the company medical benefit plan.  You will not be eligible to accrue additional vacation and your final check will include payment for any unpaid, accrued, but unused, vacation as of August 1, 2002.

•                  ARC will permit you to retain the laptop computer in your possession.

•                  ARC agrees to waive the non-compete clause.

•                  ARC agrees to provide outsourcing assistance through a recognized outplacement firm in your geographic area.  I will make those arrangements and provide that information to you no later than 7 days from receipt of this signed agreement.

•                  ARC agrees to waive the non-compete clause as included in your employment agreement.

2.                                      In exchange for the above, you agree to the following:

•                  You agree not to bring any lawsuit against ARC and release and waive ARC from all claims or liability arising out of your employment and/or your separation from employment with ARC as of the date of this Agreement.  Excluded from this release are any claims, which cannot be waived by law, including, but not limited to, the right to file a charge with or participate in an investigation conducted by certain government agencies, including the Equal Employment Opportunity Commission.  You are waiving, however, your right to any monetary recovery should any agency, such as the Equal Employment Opportunity Commission pursue any claims on your behalf.

•                  You agree that the terms of this Agreement, including, but not limited to, the payments pursuant to this Agreement shall be kept strictly confidential and shall not be disclosed except to your attorneys and/or tax advisers or as you may be otherwise legally required to do so.

•                  You agree to return any ARC property and information in your possession, custody or control, including, but not limited to, all proprietary business information, technical employee information, corporate information, any kind of equipment and any other information or material of any kind that is in any way related to ARC’s business that has been used by employees or in furtherance of ARC’s business.  This obligation extends to all such property or information without regard to the form or manner in which the property or information is maintained.

•                  You agree that with reasonable notice, you will furnish information as may be in your possession and cooperate with ARC as may be reasonably requested in connection with any claims or legal actions in which ARC is or may become a party.

•                  You agree to provide me with the serial number of the laptop in your possession and further agree that any ARC proprietary and confidential information that remains on the laptop must be removed from the computer, as well as any software that was installed under ARC’s license.  ARC reserves the right to ensure that this information has been removed from the computer, prior to any payments under this Agreement.

•                  You agree that for a period of one (1) year following August 1, 2002 you will not hire any employee of ARC or solicit, other than by means of a general solicitation to the public, such as, a newspaper advertisement, or encourage any such employee to leave the employ of ARC.

•                  You agree that this Agreement sets forth the entire agreement between you and ARC and supersedes any other written or oral understandings.  You and ARC agree that if any provision of this Agreement or application thereof is held to be invalid, the invalidity shall not affect other provisions or applications of this Agreement.

You have 15 days in which to decide whether to enter into this Agreement, sign it, and return it to me at Alternative Resources Corporation, 600 Hart Road, Suite 300, Barrington, Illinois, 60010.  The Agreement will not become effective or binding on you and ARC until 7 days after you sign it.  You may revoke the Agreement during those 7 days by mailing a letter of revocation to me at the above address.  Such a letter must be signed, sent certified mail, and postmarked no later than the seventh day after the date on which you signed the Agreement.

Sharon A. McKinney

Sr. Vice President, Human Resources

Alternative Resources Corporation

Miner Smith	Date